Exhibit 99.1

Rightside Announces First Quarter 2015 Financial Results

First Quarter Total Revenue Increases 13% Year-over-Year

Signed 4 new gTLD Registry Operator Agreements Year-to-Date

KIRKLAND, Wash., May 7, 2015 -- (GLOBENEWSWIRE) -- Rightside Group, Ltd. (Nasdaq: NAME), a leading provider of domain name services that advance the way businesses and consumers define and present themselves online, today announced financial results for the first quarter ended March 31, 2015.

“We had a strong start to the year with double digit revenue growth, over half of which was driven by new gTLD registrations. Additionally, we now have  35 gTLDs in 'general availability'  and anticipate at least 4 more to launch in 2015,” said Chief Executive Officer Taryn Naidu.

Naidu continued, “We continue to see the power of the new gTLDs driving improvement across all of our metrics – including revenue, margins, average selling prices and domain counts.  The market is still in the early stages of development, and we will be making targeted investments throughout 2015 to drive awareness and preference for new gTLDs by consumers and businesses.  Additionally, we plan to grow our strategic partnerships and increase distribution of our existing and yet to be launched gTLDs.”

Financial Summary

(in thousands)

	Three months ended
	March 31,
	2015	2014
Registrar services (1)	$41,999	$37,532
Registry services (1)	1,605	42
Aftermarket and other	7,332	7,018
Eliminations (2)	(405)	(40)
Total revenue	$50,531	$44,552

Gain on other assets, net	$(7,223)	$(4,860)

Income (loss) before income taxes	$933	$(2,557)
Income tax (benefit) expense	(943)	1,364
Net income (loss)	$1,876	$(3,921)

Adjusted EBITDA (3)	$568	$(2,274)

(1) Amounts for Registrar and Registry services revenue were previously presented on a combined basis as Domain Name Services revenue.

(2) Amounts in the eliminations line reflect the elimination of intercompany charges between our registry and registrar businesses.

(3)This Non-GAAP financial measure is described below and reconciled to GAAP net income (loss) in the accompanying table.

Rightside Group, Ltd.

First Quarter 2015 Financial Highlights

(Unless otherwise noted, all comparisons are relative to the fiscal first quarter 2014.)

▪

Registrar services revenue increased 12% to $42.0 million compared to $37.5 million primarily due to new gTLD registrations, improved performance by existing resellers and the continued onboarding of eNom wholesale partners.

▪	Registry services revenue increased to $1.6 million compared to $42 thousand.
▪	Aftermarket and other revenue was $7.3 million compared to $7.0 million.
▪	Total revenue increased 13% to $50.5 million compared to $44.6 million.
▪	Gain on other assets, net was $7.2 million representing the gain on withdrawals of its interest in gTLD applications during the period compared to $4.9 million.
▪	Net income was $1.9 million compared to a net loss of $3.9 million.
▪	Adjusted EBITDA was $0.6 million, compared to adjusted EBITDA of ($2.3 million).

Business Highlights

▪

Rightside has signed 4 new registry operator agreements so far in 2015, with 39 gTLDs secured to date, and has an interest in 17 additional gTLD applications that have yet to be awarded to their ultimate registry operator.

▪	As of March 31, 2015, 33 of Rightside’s owned and operated gTLDs were in “general availability” for an average of 189 days each. These have generated over 235,000 registrations to date.
▪	Over half of registrar service revenue growth during the first quarter came from new gTLD registrations.
▪

Name.com revenue grew over 30% during the period.  Year-to-date, approximately 15% of Name.com new registrations came from new gTLDs with an average selling price of the new gTLDs over three times that of legacy gTLDs.

Registrar Services Operating Metrics

	Three months ended
	March 31,
	2015	2014	Change
End of period domains (in millions) (1)	16.2	15.2	6.6%
Average revenue per domain (2)	$10.43	$10.00	4.3%
Renewal rate (3)	77.4%	75.1%

(1)	A domain is defined as an individual domain name registered by a third-party customer on Rightside’s registrar platforms for which Rightside has begun to recognize revenue.
(2)

Average revenue per domain is calculated by dividing domain name services revenue for a period by the average number of domains registered on Rightside’s registrar platforms in that period.  Average revenue per domain for partial year periods is annualized.

(3)	The renewal rate is defined as the percentage of domain names on Rightside’s registrar platforms that are renewed after their original term expires.

Rightside Group, Ltd.

Liquidity and Capital Resources

▪	As of March 31, 2015, Rightside had cash and cash equivalents of $45.9 million, compared to $49.7 million as of December 31, 2014.
▪

As of March 31, 2015, Rightside had $11.0 million of Letters of Credit outstanding under its $30 million revolving credit facility with Silicon Valley Bank, which was established on August 1, 2014 and matures in August 2017.

▪

As of March 31, 2015, Rightside had fully drawn its $30 million term loan credit facility with certain funds managed by Tennenbaum Capital Partners, LLC, which was established on August 6, 2014 and matures in August 2019.

Business Outlook

For the full year ending December 31, 2015, Rightside reaffirms its guidance :

▪	Total revenue of $210 million to $220 million, inclusive of $6 million to $9 million of GAAP revenue from the registry services business; and
▪	Total Adjusted EBITDA to break-even as Rightside invests margin generated by the business back into driving market development efforts.

Conference Call and Webcast

Rightside will host a conference call and audio webcast with investors and analysts today, May 7, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time):

•	Live conference call: 844-413-1777 (domestic) or 716-247-5761 (international)
•	Conference call replay available through May 12, 2015: 855-859-2056 (domestic) or 404-537-3406 (international)
•	Conference ID: 28640125
•	Live and archived webcast: http://investors.rightside.co

About Non-GAAP Financial Measures

We define Adjusted EBITDA as net income (loss) adjusted for interest, income taxes, gain on sale of marketable securities, gain on other assets, net, depreciation and amortization, stock-based compensation, as well as the financial impact of acquisition and realignment costs. Acquisition and realignment costs include legal, accounting and other professional fees directly attributable to acquisition activity as well as employee severance and other payments in connection with corporate realignment activities. Adjusted EBITDA is a non-GAAP financial measure and its most directly comparable GAAP financial measure is GAAP net income (loss).  A reconciliation of GAAP net income (loss) to Adjusted EBITDA can be found in the accompanying table. Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.  Rightside compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only as a supplement.

Rightside Group, Ltd.

About Rightside

Rightside™ inspires and delivers new possibilities for consumers and businesses to define and present themselves online. The company, with its affiliates, is a leading provider of domain name services, offering one of the industry’s most comprehensive platforms for the discovery, registration, usage, and monetization of domain names. In addition to being a new gTLD registry operator, Rightside is home to some of the most admired brands in the industry, including eNom and Name.com. Headquartered in Kirkland, WA, Rightside has offices in North America, Europe and Australia. For more information please visit www.rightside.co.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including, among others, Rightside’s anticipated gTLD registration launches, impact of new gTLDs on Rightside’s metrics,  targeted investments, plans to grow Rightside’s strategic partnerships and increase distribution of its existing and yet to be launched gTLDs, expected total revenue, Adjusted EBITDA, and registry services revenue.  Statements containing words such as may, believe, anticipate, expect, intend, plan, project, and estimate or similar expressions constitute forward-looking statements. Statements regarding Rightside’s future performance are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Forward-looking statements involve risks and uncertainties including, among others:  revenue and growth expectations for Rightside following its separation from Demand Media, Inc.; Rightside’s ability to successfully pursue, acquire and operate new gTLD registries; the impact of any delays or limitations in the launch of new gTLDs; Rightside’s ability to successfully market and sell its gTLDs; and the difficulty in predicting and developing consumer demand for new gTLDs. More information about potential risk factors that could affect Rightside’s operating and financial results are contained in Rightside’s filings with the Securities and Exchange Commission.  All forward-looking statements are expressly qualified in their entirety by this cautionary statement.  Rightside does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

Investor Contacts

The Blueshirt Group

Allise Furlani, 212-331-8433

Brinlea Johnson, 212-331-8424

IR@rightside.rocks

Rightside Group, Ltd.

Rightside Group, Ltd.

Statements of Operations

(in thousands except per share data)

(unaudited)

	Three months ended
	March 31,
	2015	2014
Revenue	$50,531	$44,552
Cost of revenue (excluding depreciation and amortization)	38,957	34,646
Sales and marketing	2,494	2,753
Technology and development	5,115	5,673
General and administrative	4,983	6,004
Depreciation and amortization	3,986	4,226
Gain on other assets, net	(7,223)	(4,860)
Interest expense	1,244	-
Other expense (income), net	42	(1,333)
Income (loss) before income taxes	933	(2,557)
Income tax (benefit) expense	(943)	1,364
Net income (loss)	$1,876	$(3,921)

Net income (loss) per share attributable to common stockholders
Basic	$0.10	$(0.21)
Diluted	$0.10	$(0.21)

Weighted average shares used in computing net income (loss) per share
Basic	18,705	18,413
Diluted	18,714	18,413

Rightside Group, Ltd.

Rightside Group, Ltd.

Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2015	2014

Assets
Current assets
Cash and cash equivalents	$45,902	$49,743
Accounts receivable, net	16,557	14,256
Prepaid expenses and other current assets	5,842	6,898
Deferred registration costs	76,993	73,289
Total current assets	145,294	144,186
Deferred registration costs	15,244	14,502
Property and equipment, net	10,790	11,527
Intangible assets, net	45,837	37,116
Goodwill	103,042	103,042
Deferred tax assets	10,426	9,483
gTLD deposits	17,366	21,180
Other assets	3,105	3,298
Total assets	$351,104	$344,334

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,507	$7,190
Accrued expenses and other current liabilities	18,967	22,313
Debt, current portion	1,500	1,500
Deferred tax liabilities	27,886	27,886
Deferred revenue	98,299	92,683
Total current liabilities	154,159	151,572
Deferred revenue	20,179	19,195
Debt, less current portion	23,525	23,605
Other liabilities	1,113	1,117
Total liabilities	198,976	195,489
Total stockholders' equity	152,128	148,845
Total liabilities and stockholders' equity	$351,104	$344,334

Rightside Group, Ltd.

Rightside  Group, Ltd.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

(unaudited)

	Three months ended
	March 31,
	2015	2014
Net income (loss)	$1,876	$(3,921)
Add (deduct):
Income tax (benefit) expense	(943)	1,364
Gain on sale of marketable securities	-	(1,362)
Gain on other assets, net (1)	(7,223)	(4,860)
Interest expense	1,244	-
Depreciation and amortization	3,986	4,226
Stock-based compensation expense	1,539	1,985
Acquisition and realignment costs (2)	89	294
Adjusted EBITDA	$568	$(2,274)

(1)	Net gains on withdrawals of interest in gTLD applications, included in gain on other assets, net.
(2)

Acquisition and realignment costs included employee severance and other payments attributable to acquisition or corporate realignment activities. Management does not consider these costs to be indicative of the Company's core operating results.